Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO THE TRANSACTION AGREEMENT

This AMENDMENT TO THE TRANSACTION AGREEMENT (this “Amendment”), dated as of May 5, 2020, is by and among AbbVie Inc., a Delaware corporation (“AbbVie”), Venice Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of AbbVie (“Acquirer Sub”) and Allergan plc, an Irish public limited company. with registered number 527629 having its registered office at Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland (“Allergan,” and together with AbbVie and Acquirer Sub, the “Parties”).

WHEREAS, pursuant to Section 10.5 of the Transaction Agreement, each of the Parties desires to amend the Transaction Agreement, dated as of June 25, 2019 by and among the Parties (the “Transaction Agreement”) as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and available consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreement.

2. Amendment to Section 7.6. Section 7.6 of the Transaction Agreement is hereby amended and restated in its entirety to read as follows:

AbbVie shall take all necessary action to cause, effective at the Effective Time, (a) the number of members of the AbbVie Board to be increased by one and (b) the vacancy created by the foregoing clause (a) to be filled by one individual, to be designated by mutual agreement of AbbVie and Allergan prior to the Effective Time, who is serving as a director of Allergan immediately prior to the Effective Time, and who is independent with respect to AbbVie.

3.Governing Law. This Amendment and all Actions based upon, arising out of or relating to this Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Acquisition and the Scheme and matters related thereto (including matters related to the Takeover Rules) shall, to the extent required by the Laws of Ireland, and the interpretation of the duties of directors of Allergan shall, be governed by, and construed in accordance with, the Laws of Ireland.

4.Counterparts. This Amendment may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Amendment by executing a counterpart and delivering it to the other Parties (by hand delivery, facsimile process, e-mail or otherwise).

5.Effect on the Transaction Agreement. Except as expressly set forth herein, this Amendment shall not modify or in any way affect any of the provisions of the Transaction

Agreement, which shall remain in full force and effect. From and after the date hereof, each reference to the term “Agreement,” “hereof,” “hereby,” “herein,” “hereunder,” or words of like import in the Transaction Agreement shall be deemed to refer to the Transaction Agreement, as amended hereby. Notwithstanding the foregoing, all references in the Transaction Agreement, the AbbVie Disclosure Schedule and the Allergan Disclosure Schedule to “the date hereof” or “the date of this Agreement” shall refer to June 25, 2019.

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

GIVEN under the common seal
of ALLERGAN PLC
/s/ A. Robert. D. Bailey
Name: A. Robert D. Bailey
Title: EVP and Chief Legal Officer and Corporate Secretary

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
ABBVIE INC. by its authorized signatory:
/s/ Robert A. Michael

Name: Robert A. Michael
Title: Executive Vice President, Chief Financial Officer

IN WITNESS whereof the Parties have entered into this Amendment on the date specified above.

SIGNED for and on behalf of
VENICE SUBSIDIARY LLC by its authorized signatory:
/s/ Scott T. Reents

Name: Scott T. Reents
Title: Vice President